Exhibit 10.22b

Execution Version

INTERCREDITOR AGREEMENT

Intercreditor Agreement (this “Agreement”), dated as of December 5, 2011, among Silicon Valley Bank (in such capacity, the “Working Capital Representative”) for the Working Capital Secured Parties (as defined below) and Cowen Healthcare Royalty Partners II, L.P. (in such capacity, with its successors and assigns, and as more specifically defined below, the “Term Loan Representative”) for the Term Loan Secured Parties (as defined below), and each of the Loan Parties (as defined below) party hereto.

WHEREAS, (i) Stereotaxis, Inc. and Stereotaxis International, Inc. (collectively, “Borrower”) and Silicon Valley Bank (in such capacity, the “Domestic Facilities Lender”) are parties to that amended and restated loan and security agreement dated as of November 30, 2011 (the “Domestic Agreement”), pursuant to which the Domestic Facilities Lender has agreed to make loans and extend other financial accommodations to the Loan Parties and (ii) Borrower and Silicon Valley Bank (in such capacity, the “EXIM Lenders” and, together with the Domestic Facilities Lender, together with each other financial institution and lender from time to time party to the Domestic Agreement or the EXIM Agreement, the “Working Capital Lenders”) are parties to that export-import bank loan and security agreement dated as of November 30, 2011, (the “EXIM Agreement”), pursuant to which the EXIM Lender has agreed to make loans to the Loan Parties;

WHEREAS, Borrower and the Term Loan Representative are parties to the credit agreement, dated as of the date hereof (the “Cowen Term Loan Agreement”), pursuant to which the Term Loan Representative has agreed to make term loans to Borrower;

WHEREAS, Borrower has granted to the Working Capital Representative security interests in the Working Capital Collateral (as defined below) as security for payment and performance of the Working Capital Obligations (as defined below); and

WHEREAS, Borrower has granted to the Term Loan Representative security interests in the Term Loan Collateral (as defined below) as security for payment and performance of the Term Loan Obligations (as defined below).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1. Definitions; Rules of Construction.

1.1. Uniform Commercial Code Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit, Letter of Credit Rights, Payment Intangibles, Records and Supporting Obligations.

1.2. Defined Terms. The following terms, as used herein, have the following meanings:

“Additional Working Capital Agreement” means any agreement approved for designation as such by the Working Capital Representative and the Term Loan Representative.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Banking Services Obligations” means the obligations relating to cash management services that are “Obligations” as defined in the Working Capital Agreements on the date hereof.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time.

“Biosense” means Biosense Webster, Inc., a corporation organized under the laws of the State of California.

“Biosense Agreement” means that certain Development Alliance and Supply Agreement between Stereotaxis, Inc. and Biosense, dated as of May 7, 2002, as amended by (i) the Amendment to Development and Supply Agreement, dated November 3, 2002, between Stereotaxis and Biosense; (ii) the research and development side letter, dated November 3, 2003, between Stereotaxis and Biosense; (iii) the Alliance Expansion Agreement, dated May 4, 2007, between Stereotaxis and Biosense; (iv) the four side letters, each dated May 4, 2007, between Stereotaxis and Biosense; (v) the Second Amendment to Development Alliance and Supply Agreement, dated July 18, 2008, between Stereotaxis and Biosense; (vi) the Third Amendment to Development Alliance and Supply Agreement, dated December 8, 2009, between Stereotaxis and Biosense; (vii) the Fourth Amendment to Development Alliance and Supply Agreement, dated May 1, 2010, between Stereotaxis and Biosense; (viii) the Fifth Amendment to Development Alliance and Supply Agreement, dated July 30, 2010, between Stereotaxis and Biosense; and (iv) the Sixth Amendment and Catheter and Mapping System Extension to Development Alliance and Supply Agreement, dated December 17, 2010, between Stereotaxis and Biosense (as so amended, and as amended, amended and restated, supplemented or otherwise modified from time to time after the date hereof in accordance with the terms thereof).

“Borrower” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Collateral” means, collectively, all Working Capital Collateral and all Term Loan Collateral.

“Copyrights” shall mean, collectively, with respect to each Loan Party, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Loan Party, in each case, whether now owned or hereafter created or acquired by or assigned to such Loan Party, together with any and all (i) rights and privileges arising under applicable law with respect to such Loan Party’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Common Collateral” means all Collateral that constitutes both Working Capital Collateral and Term Loan Collateral.

“Comparable Security Document” means, in relation to any Senior Collateral subject to any Senior Security Document, that Junior Security Document that creates a security interest in the same Senior Collateral, granted by the same Loan Party, as applicable.

“Cowen Term Loan Agreement” has the meaning set forth in the recitals this Agreement.

“Domestic Facilities Lender” has the meaning set forth in the recitals to this Agreement.

“Domestic Agreement” has the meaning set forth in the recitals to this Agreement.

“Enforcement Action” means, with respect to the Working Capital Obligations or the Term Loan Obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations, including enforcement of any of the rights and remedies under, as applicable, the Working Capital Documents or the Term Loan Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code with respect to the Common Collateral. For the avoidance of doubt, and unless otherwise prohibited hereunder or by applicable law, including, without limitation, the Bankruptcy Code, none of the following shall be deemed to constitute an Enforcement Action: (i) the filing of a proof of claim in any Insolvency Proceeding or seeking adequate protection in any Insolvency Proceeding (subject to and in compliance with Section 5.3 below), (ii) the exercise of rights by the Working Capital Representative to receive Proceeds of the Collateral on a daily basis under the Working Capital Documents and, in connection therewith, the notification of account debtors, depository institutions or any other Person to deliver proceeds of the Collateral to the Working Capital Representative, (iii) the consent by a Secured Party pursuant to the applicable Security Documents to a sale or other disposition by any Loan Party or any of its assets or properties, (iv) the acceleration of all or a portion of the Working Capital Obligations or the Term Loan Obligations, (v) the reduction of advance rates, or sub-limits or the imposition of reserves, pursuant to the Working Capital Documents, or (vi) the making of protective advances under the Working Capital Documents.

“EXIM Agreement” has the meaning set forth in the recitals to this Agreement.

“EXIM Lender” has the meaning set forth in the recitals to this Agreement.

“Included Payments” shall have the meaning given to the term in the Cowen Term Loan Agreement, as in effect on the date hereof.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Loan Party, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Loan Party is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Junior Collateral” means with respect to any Junior Secured Party, any Collateral on which it has a Junior Lien.

“Junior Documents” means, collectively, with respect to any Junior Obligations, any provision pertaining to such Junior Obligation in any Loan Document or any other document, instrument or certificate evidencing or delivered in connection with such Junior Obligation.

“Junior Liens” means (a) with respect to any Working Capital Priority Collateral, all Liens securing the Term Loan Obligations and (b) with respect to any Term Loan Priority Collateral, all Liens securing the Working Capital Obligations.

“Junior Obligations” means (a) with respect to any Working Capital Priority Collateral, all Term Loan Obligations and (b) with respect to any Term Loan Priority Collateral, all Working Capital Obligations.

“Junior Representative” means (a) with respect to any Working Capital Obligations or any Working Capital Priority Collateral, the Term Loan Representative and (b) with respect to any Term Loan Obligations or any Term Loan Priority Collateral, the Working Capital Representative.

“Junior Secured Parties” means (a) with respect to the Working Capital Priority Collateral, all Term Loan Secured Parties and (b) with respect to the Term Loan Priority Collateral, all Working Capital Secured Parties.

“Junior Security Documents” means, with respect to any Junior Secured Party, the Security Documents that secure the Junior Obligations.

“License Agreement” means the License Agreement, dated the Funding Date between the Loan Parties and the Term Loan Representative.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, assignation, debenture, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lien Priority” means with respect to any Lien of the Working Capital Representative or the Term Loan Representative in the Common Collateral, the order of priority of such Lien specified in Section 2.1.

“Loan Documents” means, collectively, the Working Capital Documents and the Term Loan Documents.

“Loan Party” means Borrower and each direct or indirect subsidiary or any of its affiliates that is now or hereafter becomes a party to any Working Capital Document or any Term Loan Documents. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

“Patents” shall mean, collectively, with respect to each Loan Party, all patents issued or assigned to, and all patent applications and registrations made by, such Loan Party (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Loan Party’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv)

income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“PIK Interest” means regularly scheduled payments of interest on indebtedness payable in kind (including by capitalizing such interest as principal) and not in cash.

“Post-Petition Interest” means any interest (including PIK Interest) or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding (or would accrue but for the commencement of an Insolvency Proceeding), whether or not allowed or allowable in any such Insolvency Proceeding.

“Priority Collateral” means the Working Capital Priority Collateral or the Term Loan Priority Collateral.

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Common Collateral, and (b) whatever is recoverable or recovered when any Common Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Recovery” has the meaning set forth in Section 5.4.

“Replacement Term Loan Agreement” has the meaning set forth in the definition of “Term Loan Agreement.”

“Replacement Working Capital Agreement” has the meaning set forth in the definition of “Working Capital Agreements.”

“Secured Obligations” means the Working Capital Obligations and the Term Loan Obligations.

“Secured Parties” means the Working Capital Secured Parties and the Term Loan Secured Parties.

“Security Documents” means, collectively, the Working Capital Security Documents and the Term Loan Security Documents.

“Senior Collateral” means with respect to any Senior Secured Party, any Collateral on which it has a Senior Lien.

“Senior Documents” means, collectively, with respect to any Senior Obligation, any provision pertaining to such Senior Obligation in any Loan Document or any other document, instrument or certificate evidencing or delivered in connection with such Senior Obligation.

“Senior Liens” means (a) with respect to any Working Capital Priority Collateral, all Liens securing the Working Capital Obligations and (b) with respect to any Term Loan Priority Collateral, all Liens securing the Term Loan Obligations.

“Senior Obligations” means (a) with respect to any Working Capital Priority Collateral, all Working Capital Obligations and (b) with respect to any Term Loan Priority Collateral, all Term Loan Obligations.

“Senior Obligations Payment Date” means (a) with respect to the Working Capital Obligations, the Working Capital Obligations Payment Date and (b) with respect to the Term Loan Obligations, the Term Loan Obligations Payment Date.

“Senior Representative” means (a) with respect to any Working Capital Priority Collateral, the Working Capital Representative and (b) with respect to any Term Loan Priority Collateral, the Term Loan Representative.

“Senior Secured Parties” means (a) with respect to the Working Capital Priority Collateral, all Working Capital Secured Parties and (b) with respect to the Term Loan Priority Collateral, all Term Loan Secured Parties.

“Senior Security Documents” means with respect to any Senior Secured Party, the Security Documents that secure the Senior Obligations.

“Standstill Period” has the meaning set forth in Section 3.2.

“Swap Obligations” means the obligations relating to foreign exchange contracts that are “Obligations” as defined under the Working Capital Credit Agreements as in effect on the date hereof.

“Term Loan Agreement” means the collective reference to (a) the Cowen Term Loan Agreement and (b) to the extent permitted under this Agreement, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Cowen Term Loan Agreement or any other agreement or instrument referred to in this clause (b) unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Agreement hereunder (a “Replacement Term Loan Agreement”). Any reference to the Term Loan Agreement hereunder shall, unless otherwise specified, be deemed a reference to any Term Loan Agreement then extant.

“Term Loan Collateral” means all assets, whether now owned or hereafter acquired by any Loan Party, in which a Lien is granted or purported to be granted to any Term Loan Secured Party as security for any Term Loan Obligation.

“Term Loan Creditors” means the “Lender,” as defined in the Term Loan Agreement.

“Term Loan Documents” means the Term Loan Agreement, each Term Loan Security Document, each Term Loan Guarantee and each other “Loan Document” as defined in the Term Loan Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement.

“Term Loan Guarantee” means any guarantee by any Loan Party of any or all of the Term Loan Obligations.

“Term Loan Lien” means any Lien created by the Term Loan Security Documents.

“Term Loan Obligations” means (a) all principal of and premium (if any) on all indebtedness under the Term Loan Agreement, (b) all interest (including, without limitation, any Post-Petition Interest and PIK Interest) on all indebtedness under the Term Loan Agreement, and (c) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the Term Loan Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding; provided, however, that to the extent the aggregate principal amount of obligations described in clause (a) above shall exceed $30,000,000 less the amount of any principal repayments under the Term Loan Agreement (the “Term Loan Cap Amount”), such excess shall not constitute “Term Loan Obligations” hereunder. To the extent any payment with respect to any Term Loan Obligation (whether by or on behalf of any Loan Party, as Proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Working Capital Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Working Capital Secured Parties and the Term Loan Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Term Loan Obligations Payment Date” means the first date on which (a) the Term Loan Obligations (other than those that constitute Unasserted Contingent Obligations) have been paid in cash in full, and (b) all commitments to extend credit under the Term Loan Documents have been terminated.

“Term Loan Priority Collateral” means:

(a) the Included Payments;

(b) the Patents listed on Schedule 1 hereto;

(c) the Biosense Agreement;

(d) books, records, data bases, and information related to the Biosense Agreement;

(e) all General Intangibles (other than Working Capital Intellectual Property), including all Payment Intangibles and all Documents, Instruments (including promissory notes), Accounts, Letter of Credit Rights (whether or not the letter of credit is evidenced by a writing), Commercial Tort Claims, securities and all other Investment Property, Supporting Obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, in each case related to the Included Payments;

(f) Borrower’s interests in the Lockbox Account (as defined in the Cowen Term Loan Agreement as in effect on the date hereof), details of which are provided on Schedule 2 hereto, and any successor account and (ii) any other deposit account or securities account containing identifiable proceeds of Term Loan Priority Collateral and into which Biosense has remitted Included Payments (the accounts referred to in clauses (i) and (ii) collectively, the “Pledged Deposit Accounts”), all funds on deposit in each such account, all investments arising out of such funds, all claims thereunder or in connection therewith and special purpose subaccounts maintained therein, and all monies and credit balances from time to time held in the Pledged Deposit Accounts or such subaccounts; all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by Borrower in substitution for or in addition to any or all of the then existing items described in this subsection (g); and all interest, dividends, cash, securities, rights, instruments and other property at any time and from time to time received, receivable or otherwise distributed in respect of such accounts, such funds, or such investments or received in exchange for any or all of the items described in this subsection;

(h) all money now or at any time in the possession or under the control of, or in transit to, the Lockbox Bank (as defined in the Cowen Term Loan Agreement), or Borrower, in each case, solely to the extent received as proceeds of any of the foregoing in this definition of Term Loan Priority Collateral;

(i) any New Daughter Product (as defined in the Biosense Agreement) or any other device or product developed, being developed, made, used, imported, exported, sold, offered for sale or marketed, now or in the future, under the Biosense Agreement; and

(j) all Proceeds of the foregoing Term Loan Priority Collateral.

“Term Loan Representative” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement Term Loan Agreement, the Term Loan Representative shall be the Person identified as such in such Agreement.

“Term Loan Secured Parties” means the Term Loan Representative, the Term Loan Creditors and any other holders of the Term Loan Obligations.

“Term Loan Security Documents” means the “Security Documents” as defined in the Term Loan Agreement and any other documents that create (or purport to create) Liens on any assets or properties of any Loan Party.

“Trademarks” shall mean, collectively, with respect to each Loan Party, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Loan Party and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Loan Party’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Unasserted Contingent Obligations” means, at any time, Working Capital Obligations or Term Loan Obligations, as applicable, for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Working Capital Obligation or Term Loan Obligation, as applicable, and (b) with respect to Working Capital Obligations contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Working Capital Obligations or Term Loan Obligations, as applicable, for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“Working Capital Agreements” means the collective reference to (a) the Domestic Agreement, (b) the EXIM Agreement, (c) any Additional Working Capital Agreement and (d) to the extent permitted under this Agreement, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Domestic Agreement or the EXIM Agreement (regardless of whether such replacement, refunding or refinancing is a “working capital” facility, asset-based facility or otherwise), any Additional Working Capital Agreement or any other agreement or instrument referred to in this clause (d) unless such agreement or instrument expressly provides that it is not intended to be and is not a Working Capital Agreement hereunder (a “Replacement Working Capital Agreement”). Any reference to the Working Capital Agreement hereunder shall, unless otherwise specified, be deemed a reference to any Working Capital Agreement then extant.

“Working Capital Intellectual Property” means, collectively, the Patents, Trademarks, Copyrights and Intellectual Property Licenses (other than the Patents listed on Schedule 1 hereto).

“Working Capital Collateral” means all assets, whether now owned or hereafter acquired by any Loan Party, in which a Lien is granted or purported to be granted at any time to any Working Capital Secured Party as security for any Working Capital Obligation.

“Working Capital Creditors” means, at any relevant time, the holders of the Working Capital Obligations at that time, including but not limited to, the Working Capital Lenders and the EXIM Lender.

“Working Capital Documents” means the Domestic Agreement, the EXIM Agreement, each Working Capital Security Document, each Working Capital Guarantee, each other “Loan Document” as defined in the Domestic Agreement and each other “Loan Document” as defined in the EXIM Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement.

“Working Capital Guarantee” means any guarantee by any Loan Party of any or all of the Working Capital Obligations.

“Working Capital Lenders” has the meaning set forth in the recitals to this Agreement.

“Working Capital Lien” means any Lien created by the Working Capital Security Documents.

“Working Capital Obligations” means all “Obligations” as defined in the Domestic Agreement and in the EXIM Agreement whether now existing or hereafter arising, including, without limitation, (a) all principal of and premium (if any) on all loans made under the Working Capital Agreements, (b) all interest (including, without limitation, any Post-Petition Interest and PIK Interest) on all indebtedness under the Working Capital Agreements, (c) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit, bankers acceptance or similar instruments issued pursuant to the Working Capital Agreements, (d) all Swap Obligations, (e) all Banking Services Obligations, and (f) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the Working Capital Documents, in each case, whether or not allowed or allowable in an Insolvency Proceeding; provided, however, that to the extent the aggregate principal amount of obligations described in clauses (a), (c) and (d) above exceeds $40,000,000 (provided that no more than $35,000,000 may be in the form of term loans) reduced by the amount of any principal repayments of term loans which may not be reborrowed and permanent revolving commitment reductions under the Working Capital Agreements (the “Working Capital Cap Amount”), such excess shall not constitute “Working Capital Obligations” hereunder. To the extent any payment with respect to any Working Capital Obligation (whether by or on behalf of any Loan Party, as Proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Term Loan Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Working Capital Secured Parties and the Term Loan Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Working Capital Obligations Payment Date” means the first date on which (a) the Working Capital Obligations (other than those that constitute Unasserted Contingent Obligations) have been paid in cash in full, (b) all commitments to extend credit under the Working Capital Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the Working Capital Documents (other than such as have been cash collateralized to the satisfaction of the Working Capital Representative) and (d) all Swap Obligations and Banking Services Obligations have been paid in full in cash or, if not then due and owing, have been cash collateralized to the satisfaction of the Working Capital Representative.

“Working Capital Priority Collateral” means all Working Capital Collateral other than Term Loan Priority Collateral.

“Working Capital Representative” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement Working Capital Agreement, the Working Capital Representative shall be the Person identified as such in such Agreement.

“Working Capital Secured Parties” means the Working Capital Representative, the Working Capital Creditors and any other holders of the Working Capital Obligations including, but not limited to, the Export-Import Bank of the United States.

“Working Capital Security Documents” means the Domestic Agreement and the EXIM Agreement, and any other documents that create (or purport to create) Liens on any assets or properties of any Loan Party.

1.3. Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Lien Priority.

2.1. Lien Subordination. Notwithstanding the date, manner or order of grant, attachment or perfection of any Junior Lien in respect of any Collateral or of any Senior Lien in respect of any Collateral and notwithstanding any provision of the Uniform Commercial Code, any applicable law, any Security Document, any alleged or actual defect or deficiency in any of the foregoing or any other circumstance whatsoever, the Junior Representative, on behalf of the relevant Junior Secured Parties, in respect of the Collateral hereby agrees that:

(a) any Senior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain senior and prior to any Junior Lien in respect of such Collateral (whether or not (i) such Lien is subordinated (including through equitable subordination) to any Lien securing any other obligation, (ii) such Senior Lien has been adequately perfected or (iii) the avoidance, invalidation or lapse of any Senior Lien has occurred); and

(b) any Junior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain junior and subordinate in all respects to any Senior Lien in respect of such Collateral.

2.2. Prohibition on Contesting Liens. In respect of any Collateral, the Junior Representative, on behalf of each Junior Secured Party, and the Senior Representative, on behalf of each Senior Secured Party, agrees that it shall not, and hereby waives any right to:

(a) contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity or enforceability of any Senior Lien or Junior Lien on such Collateral; or

(b) demand, request, plead or otherwise assert or claim the benefit of any marshaling, appraisal, valuation or similar right which it may have in respect of such Collateral or the Senior Liens or Junior Liens on such Collateral, except to the extent that such rights are expressly granted in this Agreement.

2.3. Nature of Obligations. The Term Loan Representative on behalf of itself and the other Term Loan Secured Parties acknowledges that, in addition to the other indebtedness evidenced by the Working Capital Documents, a portion of the Working Capital Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Working Capital Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Working Capital Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Loan Secured Parties and without affecting the provisions hereof. The Working Capital Representative on behalf of itself and the other Working Capital Secured Parties acknowledges that Term Loan Obligations may be replaced or refinanced without notice to or consent by the Working Capital Secured Parties and without affecting the provisions hereof; provided that any amounts applied in reduction of the Term Loan Obligations may not be reborrowed. The Lien Priority provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the Working Capital Obligations or the Term Loan Obligations, or any portion thereof.

2.4. No New Liens.

(a) Until the Working Capital Obligations Payment Date, no Loan Party shall grant to any Term Loan Secured Party any Lien on any assets of any Loan Party securing any Term Loan Obligation which assets are not also subject to the Lien of the Working Capital Representative under the Working Capital Documents, subject to the Lien Priority set forth herein. If any Term Loan Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Loan Party securing any Term Loan Obligation which assets are not also subject to the Lien of the Working Capital Representative under the Working Capital Documents, subject to the Lien Priority set forth herein, then the Term Loan Representative (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document be deemed to also hold and have held such Lien for the benefit of the Working Capital Representative as security for the Working Capital Obligations (subject to the Lien Priority and other terms hereof) and Borrower shall promptly notify the Working Capital Representative in writing of the existence of such Lien.

(b) Until the Term Loan Obligations Payment Date, no Loan Party shall grant to any Working Capital Secured Party any Lien on any assets of any Loan Party securing any Working Capital Obligation which assets are not also subject to the Lien of the Term Loan Representative under the Term Loan Documents, subject to the Lien Priority set forth herein. If any Working Capital Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Loan Party securing any Working Capital Obligation which assets are not also subject to the Lien of the Term Loan Representative under the Term Loan Documents, subject to the Lien Priority set forth herein, then the Working Capital Representative (or the relevant Working Capital Secured Party) shall, without the need for any further consent of any other Working Capital Secured Party and notwithstanding anything to the contrary in any other Working Capital Document be deemed to also hold and have held such Lien for the benefit of the Term Loan Representative as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and Borrower shall promptly notify the Term Loan Representative in writing of the existence of such Lien.

2.5. Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Working Capital Security Documents and the Term Loan Security Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Term Loan Obligations are fundamentally different from the Working Capital Obligations and should be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Working Capital Secured Parties and the Term Loan Secured Parties in respect of the Common Collateral constitute claims in the same class (rather than separate classes of senior and junior secured claims), then the Working Capital Secured Parties and the Term Loan Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Working Capital Obligations claims and Term Loan Obligations claims against the Loan Parties (with the effect being that, to the extent that the aggregate value of the Working Capital Priority Collateral or Term Loan Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the Working Capital Secured Parties or the Term Loan Secured Parties, respectively, shall be entitled to receive, in addition to any, amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing including, without limitation, in respect of Post-Petition Interest, that is available from each pool of Priority Collateral for the Senior Secured Parties, before any distribution is made in respect of the claims held by the Junior Secured Parties), with the Junior Secured Parties hereby acknowledging and agreeing to turn over to the respective Senior Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries, and to ensure that the Senior Secured Parties are satisfied in full. For the purposes of the foregoing, in the event the distributions to such class under such plan of reorganization are to be made in any combination of cash, debt and/or equity securities, the Secured Parties shall be entitled to receive such distributions (according to their priority) in the following order until the amount of the secured claim of such Secured Parties has been satisfied in full (with the debt and equity securities being valued for such purposes in the amount that has been established for purposes of such plan of reorganization): (i) first, cash, (ii) second, debt securities, and (iii) third, equity securities.

2.6. Agreements Regarding Actions to Perfect Liens. Each of the Working Capital Representative and the Term Loan Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the Working Capital Security Documents or the Term Loan Security Documents, as applicable, such possession or control is also for the benefit of the Term Loan Representative and the other Term Loan Secured Parties or the Working Capital Representative and the other Working Capital Secured Parties, as applicable, and the Senior Representative agrees to act as agent for the benefit of the Junior Secured Parties under each control agreement entered into or control arrangement with respect to any such Common Collateral, in each case, solely to the extent required to perfect their security interest in such Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty (including, without limitation, any fiduciary duty or other implied duty) on the Working Capital Representative or the Term Loan Representative (or any third party acting on either such Person’s behalf) with respect to such Common Collateral or provide the Term Loan Representative, any other Term Loan Secured Party, the Working Capital Representative or any other Working Capital Secured Party, as applicable, with any rights with respect to such Common Collateral beyond those specified in this Agreement, the Working Capital Security Documents and the Term Loan Security Documents, as applicable, provided that subsequent to the occurrence of the Working Capital Obligations Payment Date (so long as the Term Loan Obligations Payment Date shall not have occurred), the Working Capital Representative shall (i) deliver to the Term Loan Representative, at the Loan Parties’ sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Term Loan Documents or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs; provided, further, that subsequent to the occurrence of the Term Loan Obligations Payment Date (so long as the Working Capital Obligations Payment Date shall not have occurred), the Term Loan Representative shall (i) deliver to the Working Capital Loan Representative, at the Loan Parties’ sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Working Capital Documents or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Working Capital Secured Parties and the Term Loan Secured Parties and shall not impose on the Working Capital Secured Parties or the Term Loan Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party. Nothing in the first sentence of this paragraph shall (i) be construed to create any liability of the Working Capital Secured Parties to any of the Term Loan Secured Parties by reason of actions taken with respect to the creation, perfection or continuation of the security interest on any Working Capital Priority Collateral, actions with respect to the occurrence of an “Event of Default” under the Loan Documents, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Working Capital Priority Collateral or action with respect to the use or protection of the Working Capital Priority Collateral or (ii) be construed to create any liability of the Term Loan Secured Parties to any of the Working Capital Secured Parties by reason of actions taken with respect to the creation, perfection or continuation of the security interest on any Term Loan Priority Collateral, actions with respect to the occurrence of an “Event of Default” under the Loan Documents, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Term Loan Priority Collateral or action with respect to the use or protection of the Term Loan Priority Collateral.

SECTION 3. Enforcement Rights.

3.1. Exclusive Enforcement. Until the Senior Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the Senior Secured Parties shall have the exclusive right to take and continue any Enforcement Action (including the right to credit bid their debt) with respect to the Senior Collateral, without any consultation with or consent of any Junior Secured Party, but subject to the provisos set forth in Sections 3.2 and 5.1; provided that the Liens securing the Junior Obligations shall, subject to the subordination provisions set forth herein, remain on the Proceeds of such Senior Collateral released or disposed of pursuant to any Enforcement Action. Upon the occurrence and during the continuance of a default or an event of default under the Senior Documents, the Senior Representative and the other Senior Secured Parties may take and continue any Enforcement Action with respect to the Senior Obligations and the Senior Collateral in such order and manner as they may determine in their reasonable discretion in accordance with the terms and conditions of the Senior Documents.

3.2. Standstill and Waivers. Each Junior Representative, on behalf of itself and the other Junior Secured Parties, agrees that, until the Senior Obligations Payment Date has occurred, but subject to the proviso set forth in Section 5.1:

(a) they will not knowingly take or cause to be taken any action, the purpose or effect of which is to make any Lien on any Senior Collateral that secures any Junior Obligation pari passu with or senior to, or to give any Junior Secured Party any preference or priority relative to, the Liens on the Senior Collateral securing the Senior Obligations;

(b) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Senior Collateral by any Senior Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the Senior Collateral by or on behalf of any Senior Secured Party;

(c) they have no right to (x) direct either the Senior Representative or any other Senior Secured Party to exercise any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents in respect of the Senior Collateral or (y) consent or object to the exercise by the Senior Representative or any other Senior Secured Party of any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents with respect to the Senior Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior lien creditor in respect of the Senior Collateral or otherwise, they hereby irrevocably waive such right);

(d) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Senior Secured Party shall be liable for, any action taken or omitted to be taken by any Senior Secured Party with respect to the Senior Collateral or pursuant to the Senior Documents in respect of the Senior Collateral;

(e) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Senior Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Senior Collateral; and

(f) they will not seek, and hereby waive any right, to have the Senior Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Senior Collateral;

provided that notwithstanding the foregoing or any other provision to the contrary, (i) subject to clauses (ii) through (vii) of this proviso, any Junior Secured Party may exercise its rights and remedies in respect of the Senior Collateral under the Junior Security Documents or applicable law after the passage of a period of one hundred eighty (180) days (the “Standstill Period”) from the date of delivery of a notice in writing to the Senior Representative of its intention to exercise such rights and remedies, which notice may only be delivered following the occurrence of and during the continuation of an “Event of Default” under and as defined in the Junior Documents, (ii) subject to clauses (iii) through (vi) of this proviso, in no event shall any Junior Secured Party exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, (x) any Senior Secured Party shall have commenced and be diligently pursuing in good faith the exercise of any of its rights and remedies in a commercially reasonable manner with respect to a material portion of the Senior Collateral (prompt written notice of such exercise to be given to the Junior Representative) or (y) an Insolvency Proceeding in respect of any Loan Party shall have been commenced, (iii) in any Insolvency Proceeding commenced by or against any Loan Party, the Junior Representative and the Junior Secured Parties may take any action with respect to the Common Collateral solely as expressly permitted by Section 5, (iv) the Junior Representative may take any such action (not adverse to the Senior Liens on the Common Collateral, or the rights of the Senior Representative to exercise remedies in respect thereto, including any Enforcement Action) to create, prove, perfect, defend, preserve or protect (but not enforce, including, without limitation, by the exercise of control over any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to any part of the Common Collateral) its claims against the Loan Parties and rights in, and perfection and priority of its Lien on, the Common Collateral (it being understood that neither the Junior Representative nor any Junior Secured Party shall be entitled to receive any Proceeds thereof unless otherwise expressly permitted herein), (v) any such exercise of remedies by the Senior Representative is conducted in a commercially reasonable manner, and (vi) so long as no Insolvency Proceeding has occurred and is continuing, no Junior Secured Party shall be required to withhold the exercise of any of its rights and remedies in respect of the Senior Collateral for greater than 365 days.

3.3. Judgment Creditors. In the event that any Term Loan Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Working Capital Liens and the Working Capital Obligations) to the same extent as all other Liens securing the Term Loan Obligations are subject to the terms of this Agreement. In the event that any Working Capital Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Term Loan Liens and the Term Loan Obligations) to the same extent as all other Liens securing the Working Capital Obligations are subject to the terms of this Agreement.

3.4. Cooperation; Sharing of Information and Access.

(a) The Term Loan Representative, on behalf of itself and the other Term Loan Secured Parties, agrees that each of them shall take such actions as the Working Capital Representative shall reasonably request in connection with the exercise by the Working Capital Secured Parties of their rights set forth herein in respect of the Working Capital Priority Collateral. The Working Capital Representative, on behalf of itself and the other Working Capital Secured Parties, agrees that each of them shall take such actions as the Term Loan Representative shall reasonably request in connection with the exercise by the Term Loan Secured Parties of their rights set forth herein in respect of the Term Loan Priority Collateral.

(b) In the event that the Working Capital Representative shall, in the exercise of its rights under the Working Capital Security Documents or otherwise, receive possession or control of any books and Records of any Loan Party which contain information identifying or pertaining to the Term Loan Priority Collateral, the Working Capital Representative shall promptly notify the Term Loan Representative of such fact and, upon request from the Term Loan Representative and as promptly as practicable thereafter, either make available to the Term Loan Representative such books and Records for inspection and duplication or provide to the Term Loan Representative copies thereof. In the event that the Term Loan Representative shall, in the exercise of its rights under the Term Loan Security Documents or otherwise, receive possession or control of any books and Records of any Loan Party which contain information identifying or pertaining to any of the Working Capital Priority Collateral, the Term Loan Representative shall promptly notify the Working Capital Representative Agent of such fact and, upon request from the Working Capital Representative and as promptly as practicable thereafter, either make available to the Working Capital Representative such books and Records for inspection and duplication or provide the Working Capital Representative copies thereof.

3.5. No Additional Rights For the Loan Parties Hereunder. Except as provided in Section 3.6 hereof, if any Working Capital Secured Party or Term Loan Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense to any action by any Working Capital Secured Party or Term Loan Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Working Capital Secured Party or Term Loan Secured Party.

3.6. Actions Upon Breach.

(a) If any Working Capital Secured Party or Term Loan Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Loan Party or the Common Collateral, such Loan Party, with the prior written consent of the Working Capital Representative or the Term Loan Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any Working Capital Secured Party or Term Loan Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of such Loan Party.

(b) Should any Working Capital Secured Party or Term Loan Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Working Capital Secured Party or Term Loan Secured Party (in its own name or in the name of the relevant Loan Party), as applicable, may obtain relief against such Working Capital Secured Party or Term Loan Secured Party, as applicable, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each of the Working Capital Representative on behalf of each Working Capital Secured Party and the Term Loan Representative on behalf of each Term Loan Secured Party that (i) the Working Capital Secured Parties’ or Term Loan Secured Parties’, as applicable, damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Term Loan Secured Party or Working Capital Secured Party, as applicable, waives any defense that the Loan Parties and/or the Term Loan Secured Parties and/or Working Capital Secured Parties, as applicable, cannot demonstrate damage and/or be made whole by the awarding of damages.

3.7. Rights as Unsecured Creditors; Voting Rights Preserved. The Junior Representative and the other Junior Secured Parties may, in accordance with the terms of the Junior Documents and applicable law, enforce rights and exercise remedies against any Loan Party as unsecured creditors; provided that no such action is otherwise inconsistent with the terms of this Agreement. Nothing in this Agreement shall prohibit the receipt by the Junior Representative or any other Junior Secured Party of the required payments of principal, premium, interest, fees and other amounts due and payable under the Junior Documents, so long as such receipt is not the direct or indirect result of (i) the receipt by the Junior Representative or any other Junior Secured Party of Common Collateral or Proceeds thereof, other than in accordance with and subject to the terms of this Agreement, (ii) enforcement or exercise by the Junior Representative or any other Junior Secured Party of rights or remedies as a secured creditor (including any right of setoff) against Junior Collateral or (iii) enforcement in contravention of this Agreement. Each of the Term Loan Representative and the Working Capital Representative retains any rights which it may have in any Insolvency Proceeding to vote for or against any proposed plan of reorganization not otherwise inconsistent with the provisions of this Agreement.

3.8. Intellectual Property. Until the day after the Term Loan Obligations Payment Date, the Working Capital Representative, on behalf of itself and the other Working Capital Secured Parties, agrees that they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim in respect of the License Agreement (as in effect on the date hereof) and will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including any Insolvency Proceeding) or otherwise, any rights of the Term Loan Secured Parties under the License Agreement (as in effect on the date hereof). Until the day after the Term Loan Obligations Payment Date, the Working Capital Representative agrees that, in connection with any foreclosure sale conducted by the Working Capital Representative in respect of the Working Capital Intellectual Property, (i) any notice required to be given by the Working Capital Representative in connection with such foreclosure shall contain an acknowledgement that the Working Capital Lien is subject to the License Agreement (as in effect on the date hereof) and (ii) the Working Capital Representative shall deliver a copy of the License Agreement (as in effect on the date hereof) to any purchaser at such foreclosure and provide written notice to such purchaser that the Working Capital Lien and the purchaser’s rights in such transferred Working Capital Intellectual Property are subject to the License Agreement (as in effect on the date hereof).

SECTION 4. Application of Proceeds of Senior Collateral; Dispositions and Releases of Lien; Insurance.

4.1. Application of Proceeds.

(a) Application of Proceeds of Senior Collateral. The Senior Representative and Junior Representative hereby agree that all Senior Collateral, and all Proceeds thereof, received by either of them in connection with the collection, sale or disposition of Senior Collateral by such Senior Representative, Junior Representative or any Secured Party after an “Event of Default” under any Loan Documents shall be applied, first, to the payment of costs and expenses (including reasonable attorneys’ fees and expenses and court costs) of the Senior Representative in connection with such Enforcement Action,

second, to the payment of the Senior Obligations in accordance with the Senior Documents until the Senior Obligations Payment Date,

third, to the payment of the Junior Obligations in accordance with the terms of the Junior Documentation, and fourth, the balance, if any, to the Loan Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the Senior Representative shall have no obligation or liability to the Junior Representative or to any Junior Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each party under the terms of this Agreement.

(c) Segregation of Collateral. Until the occurrence of the Senior Obligations Payment Date, any Senior Collateral that may be received by any Junior Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Senior Representative, for the benefit of the Senior Secured Parties, in the same form as received, with any necessary endorsements, and each Junior Secured Party hereby authorizes the Senior Representative to make any such endorsements as agent for the Junior Representative (which authorization, being coupled with an interest, is irrevocable).

4.2. Releases of Liens.

(a) (i) Upon (A) any release, sale or disposition of Working Capital Priority Collateral permitted pursuant to the terms of the Working Capital Documents (or consented to by the Working Capital Representative) or (B) any sale or disposition of Working Capital Priority Collateral consummated in connection with an Enforcement Action or consummated after the institution of any Insolvency Proceeding that results in the release of the Lien on any Working Capital Priority Collateral, the Lien securing the Term Loan Obligations on such Working Capital Priority Collateral (excluding any portion of the Proceeds of such Working Capital Priority Collateral remaining after the Working Capital Obligations Payment Date occurs) shall be automatically and unconditionally released (other than any release on the Proceeds thereof (which Proceeds shall be subject to the priorities set forth in Section 2.1 and shall be applied in accordance with Section 4.1)) with no further consent or action of any Person. The Term Loan Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Working Capital Representative shall reasonably request to evidence any release of the Lien securing the Term Loan Obligations described in this Section 4.2(a). The Term Loan Representative hereby appoints the Working Capital Representative and any officer or duly authorized person of the Working Capital Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Term Loan Representative and in the name of the Term Loan Representative or in the Working Capital Representative’s own name, from time to time, in the Working Capital Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2(a), to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2(a), including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable), but only if the Term Loan Representative fails to promptly execute such documents reasonably requested by the Working Capital Representative.

(ii) In any sale or other disposition of any of the Working Capital Priority Collateral by the Working Capital Representative, the Working Capital Representative shall conduct such sale or other disposition in a commercially reasonable manner. The Working Capital Representative acknowledges and agrees that it is the Working Capital Representative’s intention that, during the time it is conducting any sale, disposition or Enforcement Action, the Working Capital Representative will use reasonable efforts to regularly advise the Term Loan Representative of the status of any sale, disposition or Enforcement Action, and to consult with the Term Loan Representative from time to time with respect to the various options available to the Working Capital Representative with respect to any such sale, disposition or

Enforcement Action of the Working Capital Priority Collateral and any and all offers which may be made from time to time by prospective purchasers of the Working Capital Priority Collateral. Failure of the Working Capital Representative to so advise or consult the Term Loan Representative shall not, by itself, cause any action taken by the Working Capital Representative to be deemed unreasonable.

(iii) To the extent that the Working Capital Secured Parties (i) have released any Lien on the Working Capital Priority Collateral and any such Lien is later reinstated or (ii) obtain any new first priority Liens, then the Term Loan Secured Parties shall be at the time of such reinstatement granted a second priority Lien on any such Working Capital Priority Collateral consistent with the arrangements in effect on the date hereof and subject to the terms and conditions hereof.

(b) (i) Upon (A) any release, sale or disposition of Term Loan Priority Collateral permitted pursuant to the terms of the Term Loan Documents (or consented to by the Term Loan Representative) or (B) any sale or disposition of Term Loan Priority Collateral consummated in connection with an Enforcement Action or consummated after the institution of any Insolvency Proceeding that results in the release of the Lien on any Term Loan Priority Collateral, the Lien securing the Working Capital Obligations on such Term Loan Priority Collateral (excluding any portion of the Proceeds of such Term Loan Priority Collateral remaining after the Term Loan Obligations Payment Date occurs) shall be automatically and unconditionally released (other than any release on the Proceeds thereof (which Proceeds shall be subject to the priorities set forth in Section 2.1 and shall be applied in accordance with Section 4.1)) with no further consent or action of any Person. The Working Capital Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Term Loan Representative shall reasonably request to evidence any release of the Lien securing the Working Capital Obligations described in this Section 4.2(b). The Working Capital Representative hereby appoints the Term Loan Representative and any officer or duly authorized person of the Term Loan Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Working Capital Representative and in the name of the Working Capital Representative or in the Term Loan Representative’s own name, from time to time, in the Term Loan Capital Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2(b), to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2(b), including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable), but only if the Working Capital Representative fails to promptly execute such documents reasonably requested by the Term Loan Representative.

(ii) In any sale or other disposition of any of the Term Loan Priority Collateral by the Term Loan Representative, the Term Loan Representative shall conduct such sale or other disposition in a commercially reasonable manner. The Term Loan Representative acknowledges and agrees that it is the Term Loan Representative’s intention that, during the time it is conducting any sale, disposition or Enforcement Action, the Term Loan Representative will use reasonable efforts to regularly advise the Working Capital Representative of the status of any sale, disposition or Enforcement Action, and to consult with the Working Capital Representative from time to time with respect to the various options available to the Term Loan Representative with respect to any such sale, disposition or Enforcement Action of the Term Loan Priority Collateral and any and all offers which may be made from time to time by prospective purchasers of the Term Loan Priority Collateral. Failure of the Term Loan Representative to so advise or consult the Working Capital Representative shall not, by itself, cause any action taken by the Term Loan Representative to be deemed unreasonable.

(iii) To the extent that the Term Loan Secured Parties (i) have released any Lien on the Term Loan Priority Collateral and any such Lien is later reinstated or (ii) obtain any new first priority Liens, then the Term Loan Secured Parties shall be at the time of such reinstatement granted a second priority Lien on any such Term Loan Priority Collateral consistent with the arrangements in effect on the date hereof and subject to the terms and conditions hereof.

4.3. Insurance. Proceeds of Common Collateral include insurance proceeds and therefore the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The Working Capital Representative shall, so long as the Working Capital Obligations Payment Date has not occurred, be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral and the Term Loan Representative shall, so long as the Term Loan Obligations Payment Date has not occurred, be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral. The Working Capital Representative shall have the sole and exclusive right, as against the Term Loan Representative, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Working Capital Priority Collateral. The Term Loan Representative shall have the sole and exclusive right, as against the Working Capital Representative, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Loan Priority Collateral. All proceeds of such insurance shall be remitted to the Working Capital Representative or the Term Loan Representative, as the case may be, and each of the Term Loan Representative and Working Capital Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

SECTION 5. Insolvency Proceedings.

5.1. Filing of Motions. Except as otherwise set forth in and expressly permitted by this Agreement, until the Senior Obligations Payment Date has occurred, the Junior Representative agrees on behalf of itself and the other Junior Secured Parties that no Junior Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Senior Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the Senior Representative (including the validity and enforceability thereof) or any other Senior Secured Party in respect of any Senior Collateral or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise without the prior written consent of the Senior Representative; provided that the Junior Representative or any other Junior Secured Party may (i) file a proof of claim in an Insolvency Proceeding, (ii) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Secured Parties on the Senior Collateral, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Junior Representative imposed hereby, (iii) file any reasonably necessary pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Loan Parties arising under either the Bankruptcy Code or applicable non-bankruptcy law, in each case, if not otherwise in contravention of the terms of this Agreement, (iv) make any reasonably necessary arguments and motions in order to preserve or protect their Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Obligations and the Collateral, (v) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period, to the extent permitted by this Agreement, (vi) vote on any plan of reorganization in any Insolvency Proceeding, to the extent not prohibited by or in any way inconsistent with the provisions hereof and (vii) present a cash bid at any auction or hearing, or with respect to any disposition of Collateral, under Section 363 of the Bankruptcy Code or otherwise.

5.2. Use of Cash Collateral. Until the Working Capital Obligations Payment Date, if an Insolvency Proceeding was commenced, the Term Loan Representative, as holder of a Junior Lien on the Working Capital Priority Collateral, will not contest, protest or object to, and each Junior Secured Party will be deemed to have consented to, any use, sale or lease of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code), provided that the Term Loan Representative otherwise retains its Junior Lien on the Working Capital Priority Collateral and any Liens granted as adequate protection and subject to this Agreement. Until the Term Loan Obligations Payment Date, if an Insolvency Proceeding has commenced, the Working Capital Representative, as holder of a Junior Lien on the Term Loan Priority Collateral, will not contest, protest or object to, and each Junior Secured Party will be deemed to have consented to, any use, sale or lease of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code), provided that Working Capital Representative otherwise retains its Junior Lien on the Term Loan Priority Collateral and any Liens granted as adequate protection and subject to this Agreement.

5.3. Relief From the Automatic Stay. Until the Working Capital Obligations Payment Date, the Term Loan Representative agrees, on behalf of itself and the other Term Loan Secured Parties, that none of them will seek relief from the automatic stay contained in Section 362 of the Bankruptcy Code or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Working Capital Priority Collateral, without the prior written consent of the Working Capital Representative (except if the Working Capital Representative on behalf of itself and the Working Capital Secured Parties, seeks relief from the automatic stay to exercise its rights against the Collateral, then the Term Loan Representative, on behalf of itself and the Term Loan Secured Parties, may seek limited relief from the automatic stay only to preserve its right to receive Proceeds of the Collateral payable to it and the Term Loan Secured Parties under and in accordance with this Agreement). Until the Term Loan Obligations Payment Date, the Working Capital Representative agrees, on behalf of itself and the other Working Capital Secured Parties, that none of them will seek relief from the automatic stay contained in Section 362 of the Bankruptcy Code or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Term Loan Priority Collateral, without the prior written consent of the Term Loan Representative (except if the Term Loan Representative on behalf of itself and the Term Loan Secured Parties, seeks relief from the automatic stay to exercise its rights against the Collateral, then the Working Capital Representative, on behalf of itself and the Working Capital Secured Parties, may seek limited relief from the automatic stay only to preserve its right to receive Proceeds of the Collateral payable to it and the Working Capital Secured Parties under and in accordance with this Agreement).

5.4. Post-Petition Interest; Adequate Protection.

(a) Neither the Junior Representative nor any other Junior Secured Party shall object to, oppose, or challenge any claim by the Senior Representative or any Senior Secured Party with respect to the applicable Common Collateral for allowance in any Insolvency Proceeding of Senior Obligations consisting of post-petition interest, fees, or expenses. So long as the Senior Representative and the Senior Secured Parties shall have received and shall continue to receive all accrued post-petition interest, fees, or expenses with respect to the Senior Obligations, the Junior Representative or any Junior Secured Party may seek allowance in any Insolvency Proceeding of post-petition interest, fees, or expenses and all rights in connection therewith of the Senior Representative and each Senior Secured Party are reserved.

(b) The Term Loan Representative, on behalf of itself and the Term Loan Secured Parties, agrees that, prior to the Working Capital Obligations Payment Date, none of them shall contest (or support any other Person contesting) (i) any request by the Working Capital Representative or any Working Capital Secured Party for adequate protection of its interest in the Working Capital Priority Collateral, or (ii) any objection by the Working Capital Representative or any Working Capital Secured Party to any motion, relief, action, or proceeding based on a claim by such Person that its interests in the Working Capital Priority Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Working Capital Representative or any Working Capital Secured Party as adequate protection of its interests are subject to this

Agreement. The Working Capital Representative, on behalf of itself and the Working Capital Secured Parties, agrees that, prior to the Term Loan Obligations Payment Date, none of them shall contest (or support any other Person contesting) (i) any request by the Term Loan Representative or any Term Loan Secured Party for adequate protection of its interest in the Term Loan Priority Collateral, or (ii) any objection by the Term Loan Representative or any Term Loan Secured Party to any motion, relief, action, or proceeding based on a claim by such Person that its interests in the Term Loan Priority Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Loan Representative or any Term Loan Secured Party as adequate protection of its interests are subject to this Agreement.

5.5. Avoidance Issues. If any Senior Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party (or to any trustee, receiver or similar Person), because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall be deemed not to have occurred and shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Junior Secured Parties agree that none of them shall be entitled to benefit in any manner that is inconsistent with the terms of this Agreement from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6. Asset Dispositions in an Insolvency Proceeding. Except as set forth below, neither the Junior Representative nor any other Junior Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any Senior Collateral that is supported by the Senior Secured Parties holding a majority of the Senior Obligations, and the Junior Representative and each other Junior Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of any Senior Collateral supported by the Senior Secured Parties and to have released their Liens on such assets; provided that (A) the applicable order of the bankruptcy court approving such sale expressly provides that all Liens shall attach to the Proceeds thereof to the same extent and priority as all such Liens currently apply to the Senior Collateral, (B) the net cash Proceeds of the disposition will be applied to repay (and to the extent applicable, to reduce permanently, commitments with respect to) the Senior Obligations and (C) such motion does not impair the rights of the Junior Secured Parties under Section 363(k) of the Bankruptcy Code.

5.7. Other Matters. To the extent that the Senior Representative or any Senior Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Junior Collateral, the Senior Representative agrees, on behalf of itself and the other Senior Secured Parties, not to assert any of such rights without the prior written consent of the Junior Representative.

5.8. Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.

5.9. Distributions. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Working Capital Obligations and the Term Loan Obligations, then, to the extent the debt obligations distributed on account of such Working Capital Obligations or Term Loan Obligations, as the case may be, are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

5.10. Section 1111(b) of the Bankruptcy Code. Neither the Term Loan Representative nor the Working Capital Representative shall object to, oppose, support any objection, or take any other action to impede, the right of the other representative to make an election under Section 1111(b)(2) of the Bankruptcy Code with respect to such other representatives’ s respective Priority Collateral. So long as the respective rights and remedies available to the respective representative hereunder are not impaired thereby, each of the representatives waives any claim it may hereafter have against the other representative arising out of the election thereby of such application of Section 1111(b)(2) of the Bankruptcy Code with respect to its Priority Collateral.

SECTION 6. Term Loan Documents and Working Capital Documents.

(a) Each Loan Party and the Term Loan Representative, on behalf of itself and the Term Loan Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Term Loan Documents inconsistent with or in violation of this Agreement.

(b) Each Loan Party and the Working Capital Representative, on behalf of itself and the Working Capital Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Working Capital Documents inconsistent with or in violation of this Agreement.

(c) [reserved]

(d) The Working Capital Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms and the Working Capital Agreements may be refinanced with a Replacement Working Capital Agreement in each case, without the consent of the Term Loan Representative; provided that (i) the holders of any such Replacement Working Capital Agreement (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement, (ii) the aggregate principal or face amount of Working Capital Obligations described in clause (a), (c) and (d) of such definition shall not exceed the Working Capital Cap Amount and (iii) any such amendment, restatement, supplement modification or Replacement Working Capital Agreement shall not shorten the maturity date of the Working Capital Obligations, nor modify the mandatory prepayment provisions applicable to the Working Capital Obligations.

(e) The Term Loan Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms and the Cowen Term Loan Agreement may be refinanced with a Replacement Term Loan Agreement in each case, without the consent of the Working Capital Loan Representative; provided that (i) the holders of any such Replacement Term Loan Agreement (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement, (ii) the aggregate principal or face amount of Term Loan Obligations described in clause (a) of such definition shall not exceed the Term Loan Cap Amount and (iii) any such amendment, restatement, supplement modification or Replacement Term Loan Agreement shall not shorten the maturity date of the Term Loan Obligations, nor modify the mandatory prepayment provisions applicable to the Term Loan Obligations.

SECTION 7. Purchase Options.

7.1. Notice of Exercise.

(a) Upon the occurrence of (i) the acceleration of the Junior Obligations in accordance with the terms of the Junior Documents or the taking of any remedies under the Junior Documents by any Junior Secured Party, (ii) a payment default under the Junior Documents that has not been cured or waived by the Junior Secured Parties within sixty (60) days of the occurrence thereof, (iii) the commencement of an Insolvency Proceeding or (iv) the commencement of a Standstill Period, all or a portion of the Senior Secured Parties, acting as a single group, shall have the option at any time upon two (2) Business Days’ prior written notice to the Junior Representative, to purchase all of the Junior Obligations from the Junior Secured Parties; provided, that such option shall expire if the applicable Senior Representative fails to deliver such written notice to the Junior Representative within five (5) Business Days following the first date the Junior Representative obtains actual knowledge of the occurrence of the earliest Purchase Option Event.

(b) Upon the occurrence of (i) the acceleration of the Senior Obligations in accordance with the terms of the Senior Documents or the taking of any remedies under the Senior Documents by any Senior Secured Party, (ii) a payment default under the Senior Documents that has not been cured or waived by the Senior Secured Parties within sixty (60) days of the occurrence thereof, (iii) the commencement of an Insolvency Proceeding or (iv) the commencement of a Standstill Period, all or a portion of the Junior Secured Parties, acting as a single group, shall have the option at any time upon two (2) Business Days’ prior written notice to the Senior Representative to purchase all of the Senior Obligations from the Senior Secured Parties; provided, that such option shall expire if the applicable Junior Representative fails to deliver such written notice to the Senior Representative within five (5) Business Days following the first date the Senior Representative obtains actual knowledge of the occurrence of the earliest Purchase Option Event.

7.2. Purchase and Sale.

(a) On the date specified by the relevant Term Loan Creditors in the notice contemplated by Section 7.1(a) above (which shall not be more than fifteen (15) Business Days, after the receipt by the Working Capital Representative of the notice of the relevant Term Loan Creditor’s election to exercise such option), the Working Capital Creditors shall sell to the relevant Term Loan Creditors, and the relevant Term Loan Creditors shall purchase from the Working Capital Creditors, the Working Capital Obligations. The Loan Parties confirm that the Working Capital Representative and the Working Capital Secured Parties shall retain all rights to be indemnified or held harmless by the Loan Parties in accordance with the terms of the Working Capital Documents but shall not retain any rights to the security therefor.

(b) On the date specified by the relevant Working Capital Creditors in the notice contemplated by Section 7.1(b) above (which shall not be more than fifteen (15) Business Days, after the receipt by the Term Loan Representative of the notice of the relevant Working Capital Creditor’s election to exercise such option), the Term Loan Creditors shall sell to the relevant Working Capital Creditors, and the relevant Working Capital Creditors shall purchase from the Term Loan Creditors, the Term Loan Obligations. The Loan Parties confirm that the Term Loan Representative and the Term Loan Secured Parties shall retain all rights to be indemnified or held harmless by the Loan Parties in accordance with the terms of the Term Loan Documents but shall not retain any rights to the security therefor.

7.3. Payment of Purchase Price. Upon the date of such purchase and sale (which shall not be more than fifteen (15) Business Days, after the receipt by the Working Capital Representative or the Term Loan Representative, as applicable, of the notice of the relevant Term Loan Creditor’s or Working Capital

Creditor’s, as applicable, election to exercise such option), the relevant Term Loan Creditors or the relevant Working Capital Creditors, as applicable, shall (a) pay to the Working Capital Representative for the benefit of the Working Capital Creditors (with respect to a purchase of the Working Capital Obligations) or to the Term Loan Representative for the benefit of the Term Loan Creditors (with respect to a purchase of the Term Loan Obligations), as the purchase price therefor, the full amount of all the Working Capital Obligations or Term Loan Obligations, as applicable, then outstanding and unpaid (including principal, interest, prepayment premiums, fees and expenses, including reasonable attorneys’ fees and legal expenses), (b) with respect to a purchase of the Working Capital Obligations, furnish cash collateral to the Working Capital Representative in a manner and in such amounts as the Working Capital Representative reasonably determines is reasonably necessary to secure the Working Capital Representative, the Working Capital Secured Parties, letter of credit issuing banks and applicable affiliates in connection with any issued and outstanding letters of credit, Swap Obligations and Banking Services Obligations secured by the Working Capital Documents, (c) with respect to a purchase of the Working Capital Obligations, agree to reimburse (or provide cash collateral upon the request of the Working Capital Representative) the Working Capital Representative, the Working Capital Secured Parties and letter of credit issuing banks for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the Working Capital Obligations, and/or as to which the Working Capital Representative has not yet received final payment, (d) agree to reimburse the Working Capital Secured Parties or the Term Loan Secured Parties, as applicable, and, with respect to a purchase of the Working Capital Obligations, letter of credit issuing banks, in respect of indemnification obligations of the Loan Parties under the Working Capital Documents or the Term Loan Documents, as applicable, as to matters or circumstances known to the Working Capital Representative, the Term Loan Representative or the Term Loan Representative, as applicable, at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the Working Capital Secured Parties, the Term Loan Secured Parties or letter of credit issuing banks, as applicable, and (e) agree to indemnify and hold harmless the Working Capital Secured Parties or the Term Loan Secured Parties, as applicable, and, with respect to a purchase of the Working Capital Obligations, letter of credit issuing banks, from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the Working Capital Obligations or the Term Loan Obligations, as applicable, as a direct result of any acts by any Term Loan Secured Party or any Working Capital Secured Party, as applicable, occurring after the date of such purchase; provided that solely with respect to this clause (e), in no event shall the Term Loan Creditors or Working Capital Creditors, as applicable, purchasing such Working Capital Obligations or Term Loan Obligations, as applicable, be required to indemnify and hold harmless the Working Capital Secured Parties or the Term Loan Secured Parties, as applicable, for any amounts in excess of proceeds of Common Collateral received by such Term Loan Creditors or Working Capital Creditors, as applicable. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account designated in writing by the Working Capital Representative or the Term Loan Representative, as applicable, for such purpose. In order to effectuate the foregoing, the Senior Representative or Junior Representative, as applicable, shall calculate, upon written request of the Senior Representative or Junior Representative, as applicable, from time to time, the amount in cash that would be necessary to purchase the Senior Obligations or Junior Obligations, as applicable.

7.4. Limitation on Representations and Warranties. Such purchase shall be expressly made without representation or warranty of any kind by any selling party (or the applicable Representative or the Term Loan Representative) and without recourse of any kind, except that the selling party shall represent and warrant: (a) the principal amount of the Working Capital Obligations or Term Loan Obligations, as applicable, being purchased from it, (b) that such Working Capital Secured Party or Term Loan Secured Party, as applicable, owns the Working Capital Obligations or Term Loan Obligations, as applicable, and has not created a Lien thereon and (c) that such Working Capital Secured Party or Term Loan Secured Party, as applicable, has the right to assign such Working Capital Obligations or Term Loan Obligations, as applicable, and the assignment is duly authorized.

7.5. Continuation of Certain Terms. Notwithstanding any purchase of the Term Loan Obligations or the Working Capital Obligations pursuant to this Section 7, the Term Secured Parties or the Working Capital Secured Parties, as applicable, shall retain those contingent reimbursement obligations, indemnification obligations and other obligations under the Term Loan Documents or the Working Capital Documents, as applicable, which by their express terms would survive any repayment of the Term Loan Obligations or the Working Capital Obligations, as applicable.

SECTION 8. Reliance; Waivers; etc.

8.1. Reliance. The Working Capital Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Term Loan Representative, on behalf of itself and the other Term Loan Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the Working Capital Representative and the other Working Capital Secured Parties. The Term Loan Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Working Capital Representative, on behalf of itself and the other Working Capital Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the Term Loan Representative and the other Term Loan Secured Parties.

8.2. No Warranties or Liability. The Term Loan Representative and the Working Capital Representative acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any Working Capital Document or any Term Loan Document. Except as otherwise provided in this Agreement, the Term Loan Representative and the Working Capital Representative will be entitled to manage and supervise the respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

8.3. No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the Working Capital Documents or the Term Loan Documents.

SECTION 9. Obligations Unconditional.

All rights, interests, agreements and obligations hereunder of the Senior Representative and the Senior Secured Parties in respect of any Collateral and the Junior Representative and the Junior Secured Parties in respect of such Collateral shall remain in full force and effect regardless of:

(a) any lack of validity or enforceability of any Senior Document or any Junior Document and regardless of whether the Liens of the Senior Representative and Senior Secured Parties are not perfected or are voidable for any reason;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Senior Document or any Junior Document;

(c) any exchange, release or lack of perfection of any Lien on any Collateral or any other asset, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Obligations or any guarantee thereof;

(d) the commencement of any Insolvency Proceeding in respect of any Loan Party; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of any Secured Obligation or of any Junior Secured Party in respect of this Agreement.

SECTION 10. Miscellaneous.

10.1. Rights of Subrogation. The Term Loan Representative, for and on behalf of itself and the Term Loan Secured Parties, agrees that no payment to the Working Capital Representative or any Working Capital Secured Party pursuant to the provisions of this Agreement shall entitle the Term Loan Representative or any Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Working Capital Obligations Payment Date. Following the Working Capital Obligations Payment Date, the Working Capital Representative agrees to execute such documents, agreements, and instruments as the Term Loan Representative or any Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Working Capital Obligations resulting from payments to the Working Capital Representative by such Person, so long as all reasonable and documented costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Working Capital Representative are paid by such Person upon such request for payment thereof. The Working Capital Representative, for and on behalf of itself and the Working Capital Secured Parties, agrees that no payment to the Term Loan Representative or any Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the Working Capital Representative or any Working Capital Secured Party to exercise any rights of subrogation in respect thereof until the Term Loan Obligations Payment Date. Following the Term Loan Obligations Payment Date, the Term Loan Representative agrees to execute such documents, agreements, and instruments as the Working Capital Representative or any Working Capital Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Loan Obligations resulting from payments to the Term Loan Representative by such Person, so long as all reasonable and documented costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Loan Representative are paid by such Person upon request for payment thereof.

10.2. Further Assurances. Each of the Term Loan Representative and the Working Capital Representative will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the other party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Working Capital Representative or the Term Loan Representative to exercise and enforce its rights and remedies hereunder; provided, however, that no party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 10.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 10.2.

10.3. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Working Capital Document or any Term Loan Document, the provisions of this Agreement shall govern.

10.4. Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the earlier of (a) the Working Capital Obligations Payment Date, and (b) the Term Loan Obligations Payment Date. This is a continuing agreement and the Working Capital Secured Parties and the Term Loan Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Loan Party on the faith hereof.

10.5. Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the Working Capital Representative and the Term Loan Representative, and, in the case of amendments or modifications of Section 3.6, 10.7 or 10.8 that directly affect the rights or duties of any Loan Party, such Loan Party.

10.6. Information Concerning Financial Condition of the Loan Parties. Each of the Term Loan Representative and the Working Capital Representative hereby assumes responsibility for keeping itself informed of the financial condition of the Loan Parties and all other circumstances bearing upon the risk of nonpayment of the Term Loan Obligations or the Working Capital Obligations. The Term Loan Representative and the Working Capital Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances (except as otherwise provided in the Working Capital Documents and Term Loan Documents). In the event the Term Loan Representative or the Working Capital Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

10.7. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.

10.8. Submission to Jurisdiction; JURY TRIAL WAIVER.

(a) Each Working Capital Secured Party, each Term Loan Secured Party and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each Working Capital Secured Party, each Term Loan Secured Party and each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 18 and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) EACH WORKING CAPITAL SECURED PARTY, EACH TERM LOAN SECURED PARTY AND EACH LOAN PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH SUCH PARTY REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.9. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.9) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

10.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the Working Capital Secured Parties and Term Loan Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral.

10.11. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.13. Other Remedies. For the avoidance of doubt, it is understood that nothing in this Agreement shall prevent any Working Capital Secured Party or any Term Loan Secured Party from exercising any available remedy to accelerate the maturity of any indebtedness or other obligations owing under the Working Capital Documents or the Term Loan Documents, as applicable, or to demand payment under any guarantee in respect thereof.

10.14. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

10.15. Additional Loan Parties. Borrower shall cause each Person that becomes a Loan Party after the date hereof to become a party to this Agreement by execution and delivery by such Person of a Joinder Agreement in the form of Annex 1 hereto.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SILICON VALLEY BANK, as Working Capital Representative for and on behalf of the Working Capital Secured Parties

By:	/s/ Sheila Colson
Name: Sheila Colson Title: Advisor

Address for Notices:	Silicon Valley Bank 230 West Monroe Street, Suite 720 Chicago, Illinois 60606

Attention: Telephone: Facsimile: Email:	Kristen Parsons (312) 704-9512 (312) 704-1532 kparsons@svb.com

COWEN HEALTHCARE ROYALTY PARTNERS II, L.P., as Term Loan Representative for and on behalf of the Term Loan Secured Parties

By: Cowen Healthcare Royalty GP II, LLC, its General Partner

By:	/s/ Gregory B. Brown, M.D.
Name: Gregory B. Brown, M.D. Title: Managing Director

Address for Notices:	177 Broad Street, Suite 1101 Stamford, CT 06901
Attention: Telecopy No.:	Gregory B. Brown, M.D. [ ]

STEREOTAXIS, INC., as Borrower

By:	/s/ Samuel W. Duggan II
Name: Samuel W. Duggan II Title: Chief Financial Officer

Address for Notices:	4320 Forest Park Avenue Suite 100 St. Louis, MO 63108
Attention: Telecopy No.:	Mr. Sam Duggan 314-678-6110

STEREOTAXIS INTERNATIONAL, INC., as Borrower

By:	/s/ Samuel W. Duggan II
Name: Samuel W. Duggan II Title: President

Address for Notices:	4320 Forest Park Avenue Suite 100 St. Louis, MO 63108
Attention: Telecopy No.:	Mr. Sam Duggan 314-678-6110

ANNEX 1

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of             , 20    , is executed by                                              , a                     (the “New Subsidiary”) in favor of SILICON VALLEY BANK (together with any successor in such capacity, the “Working Capital Representative”) and COWEN HEALTHCARE ROYALTY PARTNERS, II, L.P. (together with any successor in such capacity, the “Term Loan Representative”), in their capacities as Working Capital Representative and Term Loan Representative, respectively, under that certain Intercreditor Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), dated as of [                    ], 2011, among the Working Capital Representative, the Term Loan Representative, Stereotaxis, Inc. and each of the other Loan Parties party thereto. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Intercreditor Agreement.

The New Subsidiary, for the benefit of the Working Capital Representative and the Term Loan Representative, hereby agrees as follows:

1. The New Subsidiary hereby acknowledges the Intercreditor Agreement and acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Intercreditor Agreement and shall have all of the obligations of a Loan Party thereunder as if it had executed the Intercreditor Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Intercreditor Agreement.

2. The address of the New Subsidiary for purposes of Section 10.9 of the Intercreditor Agreement is as follows:

3. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name: Title:

Annex I-1